Exhibit (d)(2)

Schedule A

Fees

Master Portfolio	Advisory Fee Rate
LifePath Retirement Master Portfolio	0.35%
LifePath 2010 Master Portfolio	0.35%
LifePath 2020 Master Portfolio	0.35%
LifePath 2030 Master Portfolio	0.35%
LifePath 2040 Master Portfolio	0.35%
LifePath 2050 Master Portfolio	0.35%
Active Stock Master Portfolio	0.25%
CoreAlpha Bond Master Portfolio	0.25%
Bond Index Master Portfolio	0.08%
S&P 500 Stock Master Portfolio	0.05%
Money Market Master Portfolio	0.10%
Prime Money Market Master Portfolio	0.10%
Government Money Market Master Portfolio	0.10%
Treasury Money Market Master Portfolio	0.10%
LifePath 2025 Master Portfolio	0.35%
LifePath 2035 Master Portfolio	0.35%
LifePath 2045 Master Portfolio	0.35%
LifePath 2055 Master Portfolio	0.35%
Russell 1000® Index Master Portfolio	0.05%
ACWI ex-US Index Master Portfolio	0.15%

Investment Advisory Contract

Schedule A, dated December 1, 2009

Amended: May 19, 2010

Amended: February 14, 2011